EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statements (Nos. 33-97450, 33-86116, 333-14601, 333-48446 and 333-157659) on Form S-8 of PVF Capital Corp. of our report dated September 22, 2010 appearing in the June 30, 2010 Annual Report on Form 10-K of PVF Capital Corp.

/s/ Crowe Horwath LLP

Cleveland, Ohio

September 22, 2010